UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Marshall Edwards, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Marshall Edwards, Inc.
140 Wicks Road
North Ryde, New South Wales 2113
Australia
October ___, 2006
Dear Marshall Edwards Stockholder:
     You are cordially invited to attend the 2006 Annual Meeting of the Stockholders of Marshall Edwards, Inc., a Delaware corporation. The Annual Meeting will be held on Tuesday, December 12, 2006, commencing at 1:00 pm (local time) at the offices of Morgan Lewis & Bockius LLP, located at 1111 Pennsylvania Avenue, NW, Washington, D.C. 20004. We look forward to meeting with as many of our stockholders as possible.
     At the meeting, we will (i) elect two directors, (ii) act upon a proposal to ratify the appointment of our independent auditors for the fiscal year ending June 30, 2007 and (iii) act upon a proposal to approve the issuance of our Common Stock to Cornell Capital Partners, LP pursuant to the Standby Equity Distribution Agreement entered into by us and Cornell Capital Partners, LP on July 11, 2006. There will also be a report on our business, and you will have an opportunity to ask questions about the Company.
     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are invited to complete, sign, date and return the enclosed proxy in the envelope provided.
     The Company’s Annual Report for the fiscal year ended June 30, 2006 is being mailed to you together with the enclosed proxy materials.
Yours sincerely,

Christopher Naughton, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
To Be Held on December 12, 2006
MARSHALL EDWARDS, INC.
140 Wicks Road
North Ryde, New South Wales 2113
Australia
October ___, 2006
To the Stockholders of Marshall Edwards, Inc.:
     Notice is hereby given that the Annual Meeting of Stockholders of Marshall Edwards, Inc., a Delaware corporation, has been called and will be held on Tuesday, December 12, 2006, at 1:00 pm (local time) at Morgan Lewis & Bockius LLP, located at 111 Pennsylvania Avenue, NW, Washington, D.C. 20004, for the following purposes:
1.	To elect two members to the Board of Directors;

2.	To ratify the appointment of our independent auditors for the fiscal year ending June 30, 2007;

3.	To vote upon a proposal to approve the issuance of our Common Stock to Cornell Capital Partners, LP pursuant to the Standby Equity Distribution Agreement entered into by us and Cornell Capital Partners, LP on July 11, 2006; and

4.	To consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof.
     Only stockholders of record at the close of business on October 23, 2006, will be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.
     WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. YOU MAY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE (NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES).

BY ORDER OF THE BOARD OF DIRECTORS

David R. Seaton, Chief Financial Officer and Secretary

-i-

MARSHALL EDWARDS, INC.
140 Wicks Road
North Ryde, New South Wales 2113
Australia

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of Marshall Edwards, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders to be held on Tuesday, December 12, 2006, and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. The Company’s Annual Report for the fiscal year ended June 30, 2006 accompanies this Proxy Statement. This Proxy Statement and the accompanying materials are expected to be first sent or given to stockholders of the Company on or about October 31, 2006.
     The close of business on October 23, 2006 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of the Company’s common stock, $0.00000002 par value per share (the “Common Stock”), are entitled to notice of and to vote at the Annual Meeting.
     Each share of the Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Annual Meeting. On October 23, 2006, there were                      shares of Common Stock outstanding and entitled to vote.
     Execution of a Proxy by a stockholder will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who executes a Proxy has a right to revoke it at any time before it is voted by advising David R. Seaton, Secretary of the Company, in writing of such revocation, by executing a later-dated Proxy which is presented to the Company at or prior to the Annual Meeting or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy. Please note, however, that if your shares are held of record by a bank, broker or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
     The presence, in person or by Proxy, of the holders of one-third of the shares of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Assuming a quorum is met, each nominee for director who receives a plurality of the votes cast by holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting will be elected as a director. The proposal to ratify the appointment of BDO as the Company’s independent auditors for the fiscal year ended June 30, 2007 will require approval by the majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The proposal to approve the issuance of shares of Common Stock to Cornell Capital Partners, LP (“Cornell Capital”) under the Standby Equity Distribution Agreement (the “SEDA”) entered into by the Company and Cornell on July 11, 2006 will require approval by a majority of the votes cast by holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting.
     With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors. You may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO as the Company’s independent auditors. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the ratification of BDO as the Company’s independent auditors. You may vote either for or against or abstain from voting on the proposal to approve the issuance of the Company’s Common Stock to Cornell Capital pursuant to the SEDA. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the approval of the issuance of the Company’s Common Stock to Cornell Capital pursuant to the SEDA.
     Unless specified otherwise, the Proxies will be voted (i) FOR the election of all the nominees to serve as directors of the Company until the annual meeting in 2009 and until their successors are duly elected and qualified, (ii) FOR the ratification of the appointment of BDO as the Company’s independent auditors and (iii) FOR the issuance of the Company’s Common Stock to Cornell Capital pursuant to with the SEDA. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Proposal 1
ELECTION OF DIRECTORS
     Below are the two nominees for election to the Board of Directors to serve for terms expiring at the annual meeting in 2009 and until their respective successors have been duly elected and qualified. The Company’s restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors on the Board of Directors is currently fixed at six. Also, under the Company’s restated certificate of incorporation and amended and restated bylaws, the Company’s Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains one-third (or if that number is not a whole number, the whole number nearest one-third) of the directors, with members of each class holding office for a three-year term. Currently there are two directors whose terms expire in 2007, two directors whose terms expire in 2008 and two directors whose terms will expire at the Annual Meeting in 2006.
     The presence, in person or by Proxy, of the holders of one-third of the shares of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Assuming a quorum is met, each nominee for director who receives a plurality of the votes cast by holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting will be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors.
Nominees
The following table sets forth information, as of October 23, 2006, regarding the nominees.

Name	Positions Held with Company	Age
Stephen Breckenridge	Director	64

Professor Bryan Williams	Director	57
Business Experience of Nominees
Stephen Breckenridge, age 64, Director
M Tax, FCA, FTIA
     Mr. Breckenridge has been one of the Company’s directors since August 2003. Mr. Breckenridge has had over 25 years of experience in public practice as a chartered accountant in Australia and, since July 2004, has been the head of international transfer pricing for Australia and Asia at Baker & McKenzie (a global law firm) in Sydney. Mr. Breckenridge has been managing director of Breckenridge Consulting Pty Ltd since 2001, which provides independent tax and management advice to multi-nationals and small and medium enterprises, (SME’s). Until 2001, Mr. Breckenridge was a tax partner for 24 years with KPMG in Sydney where he provided corporate tax advice to a wide cross section of businesses in Australia and overseas with particular emphasis in later years on international transfer pricing. Mr. Breckenridge has also been involved in the pharmaceutical and chemical industries over a long period including several industry association committees and leading industry focus groups within KPMG. From 2003 to 2004, Mr. Breckenridge was employed by Pitcher Partners Pty Ltd., an accounting firm in Sydney where he provided international tax advice to a broad range of businesses. Mr. Breckenridge has been a member of the Australian Institute of Company Directors since May 2006. Mr. Breckenridge holds a Master of Tax degree from the University of Sydney and is a fellow of the Institute of Chartered Accountants and the Tax Institute of Australia. Mr. Breckenridge’s term as a director expires at the annual meeting in 2006.
Professor Bryan Williams, age 57, Director
     Professor Bryan Williams has been one of the Company’s directors since March 2006 when he was appointed by the Company’s Board to fill the vacancy created by the resignation of Professor David de Kretser from the Board of Directors. Professor Williams has over 30 years of experience in basic and pre-clinical cancer research. Since January 1, 2006, Professor Williams has been the director of the Monash Institute of Medical Research in Melbourne, Australia. From 1991 to 2005, Professor Williams was Chairman of the Department of Cancer Biology, Lerner Research Institute, The Cleveland Clinic Foundation, Cleveland, Ohio. From 1993 to 2005, Professor Williams was Professor, Department of Genetics at Case Western Reserve University, Cleveland, Ohio. From 1998 to 2005, Professor Williams was an Adjunct Professor in the Departments of Chemistry at Cleveland State University and Kent State University, also both in Ohio. Professor Williams holds a B.Sc. (Hons)(Microbiology) and PhD (Microbiology) from the University of Otago, New Zealand. He is an Honorary Fellow of the Royal Society of New Zealand. Professor Williams’ term as a director expires at the annual meeting in 2006.
The Board of Directors unanimously recommends that you vote “FOR” the election of Stephen Breckenridge and Professor Bryan Williams as directors of the Company.
Business Experience of Members of the Board of Directors Continuing in Office
Members Whose Terms Expire at the Annual Meeting in 2007
Mr. Philip Johnston, age 59, Director
Dip Eng (Production)
     Mr. Johnston has been a director since April 2001. Mr. Johnston has more than 25 years of experience in the pharmaceutical industry. He has been a non-executive director of Novogen Limited (“Novogen”), the Company’s parent, since 1997 and chairman of Novogen since January 2001. Since June 2004, Mr. Johnston has been a non-executive director of LIPA Pharmaceuticals Limited. He is also the managing director of Qualcare Management Pty. Ltd. Mr. Johnston has been a director of Glycotex, Inc. (“Glycotex”), a subsidiary of Novogen, since September 2005. From June 1988 to September 1997, Mr. Johnston was an executive director of Wellcome Australia Limited. He was previously a director of two subsidiary companies of GlaxoWellcome. He has had responsibility for production, distribution, quality assurance and consumer product development and has been directly involved in the establishment of strategic alliances and joint ventures. Mr. Johnston has completed a number of executive development programs including programs at the University of New South Wales and the London Business School.
Professor Paul John Nestel, age 76, Director
AO MD, FTSE, FRACP, FAHA, FCSAND
     Professor Nestel has been a director since April 2001. Professor Nestel has been a non-executive director of Novogen since September 2001. Since January 1995, Professor Nestel has been senior principal research fellow and head of the cardiovascular nutrition laboratory at the Baker Medical Research Institute, Victoria. Professor Nestel has also been a consultant physician at the Alfred Hospital, Melbourne. He is president of the International Life Sciences Institute (Australasia) and is a member of the board of directors of ILSI South East Asia. He was formally a clinical professor in medicine at The Flinders University of South Australia. Professor Nestel is an Officer of the Order of Australia.

Members Whose Terms Expire at the Annual Meeting in 2008
Christopher Naughton, age 53, Director
BEc, LLB
     Mr. Naughton has been President, Chief Executive Officer and director of the Company since the Company’s inception in December 2000. Mr. Naughton has been the Managing Director of Novogen since March 1997. Mr. Naughton was appointed Chairman of Glycotex in September 2005. Mr. Naughton received degrees in Economics from the Australian National University and in Law from the University of New South Wales. He completed the Program for Management Development at the Harvard Business School and is admitted to practice as an attorney in New South Wales. After working in merchant banking, he has spent the past 20 years in the pharmaceutical industry including appointments as a director of Wellcome Australia Limited and in world-wide business development with the Wellcome Foundation Limited in the UK.
Professor Graham E. Kelly, age 61, Director
BSc(Vet), BVSc, PhD
     Professor Kelly was appointed Chairman of the Board of Directors in 2000. Professor Kelly is the founder and the first managing director of Novogen. Professor Kelly was chairman of Novogen from March 1997 until December 31, 2000. Professor Kelly was an executive director of Novogen from 1994 to September 2005 and is currently the Oncology Research Director of Novogen, a position he has held since 2000. Professor Kelly was chairman of Glycotex from 1997 to September 2005. Professor Kelly has spent nearly 30 years in medical research involving drug development, immunology, surgery and cancer. Professor Kelly was Senior Research Fellow in Experimental Surgery in the Faculty of Medicine at the University of Sydney and was appointed an Adjunct Professor of the University of Sydney in May 2004. He developed the (1-3)(1-6)-ß-glucan and isoflavone intellectual property now owned by Novogen.
     Professor Kelly is one of a number of individuals who, and whose associated entities and advisors, have been the subject of investigations by certain Australian authorities relative to their alleged involvement in the evasion of Australian tax, fraud and money laundering. Professor Kelly has informed the Company that he does not believe that he has committed any wrongdoing and denies that he has been involved in any wrongdoing.
Information About the Board of Directors and its Committees
     The Board of Directors has responsibility for the overall corporate governance of the Company.
     Three of the six Board members are also currently directors of Novogen. The Company is a “controlled corporation” within the meaning given to that term by Nasdaq because Novogen owns more than 50% of the Company’s voting power. As a controlled corporation, the Company is exempt from the requirement that the Company’s Board be composed of a majority of independent directors, however, a majority of the members of the Board of Directors are independent in accordance with Nasdaq requirements.
     The Board of Directors held a total of eleven meetings during the fiscal year ended June 30, 2006. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by the committees of the Board of Directors on which each incumbent director served, in each case during the periods in which he served. In addition to regularly scheduled meetings, the directors discharge their responsibility through telephone and other communications with each other and with the executive officers. As required under The Nasdaq Stock Market listing standards, the independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled meetings of the Board of Directors. All of the directors are expected to attend the Company’s annual meeting of stockholders. Five of the Company’s six directors attended the 2005 annual meeting of stockholders.
     The Board has established an Audit Committee to oversee the Company’s financial matters and a Remuneration Committee to review the performance of executive directors and their remuneration.
     Effective March 31, 2006, Professor David de Kretser resigned from the Company’s Board of Directors and the Board appointed Professor Bryan Williams to fill the vacancy created by Professor de Kretser’s resignation. Professor Williams also assumed Professor de Kretser’s positions on the Audit Committee and the Remuneration Committee.
Audit Committee
     The Audit Committee is responsible for overseeing financial and accounting activities. The Audit Committee’s responsibilities include the annual appointment of independent auditors and the review of the scope of audit and non-audit assignments and related fees, the accounting principles used in financial reporting, internal auditing and the Company’s internal control procedures. The members of the Audit Committee are Mr. Stephen Breckenridge (chairman), Mr. Philip Johnston, Professor Bryan Williams and Professor Paul John Nestel, all of whom are independent as defined by applicable Nasdaq and U.S. Securities and Exchange Commission (“SEC”) rules. The Board of Directors has also determined that Mr. Stephen Breckenridge is an “audit committee financial expert” as defined by SEC rules. The Company has adopted a written audit committee charter which is available on the Company’s website at www.marshalledwardsinc.com.
     The Audit Committee held four meetings during the fiscal year ended June 30, 2006.
Remuneration Committee
     The Remuneration Committee generally reviews the performance of the executive directors and sets their remuneration. The Remuneration Committee also has the power to make recommendations to the full Board concerning the allocation of share options to directors and employees. The remuneration and terms of appointment of non-executive directors is set by the Board of Directors. The members of the Remuneration Committee are Mr. Philip Johnston, Professor Bryan Williams, Mr. Stephen Breckenridge and Professor Paul John Nestel.
     Because the Company has no employees and no remuneration was paid directly to the Chief Executive Officer or to any of the other executive officers of the Company, there were no meetings of the Remuneration Committee held during the fiscal year ended June 30, 2006.
Nominating Committee
     As a “controlled corporation”, the Company is not subject to the Nasdaq rules requiring (i) Board of Director nominations to be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors on the Board, and (ii) each Nasdaq-listed company to have a formal written charter or Board resolutions addressing the nominating process. Accordingly, during the year ended June 30, 2006, the Company did not have a separately established Nominating Committee. The Board of Directors does not believe that any marked efficiencies or enhancements would be achieved by the creation of a separate Nominating Committee.
     The duties and responsibilities typically delegated to a nominating committee are included in the responsibilities of the entire Board of Directors. The Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board will consider all qualified director candidates identified by members of the Board, by senior management and stockholders. Stockholders who would like to propose an independent director candidate for consideration by the Board of Directors may do so by submitting the candidate’s name, résumé and biographical information to the attention of David R. Seaton, Secretary of the Company, Marshall Edwards, Inc., 140 Wicks Road, North Ryde, New South Wales, 2113, Australia, no later than the deadline for submission of stockholder proposals set forth under the section of this Proxy Statement entitled “Stockholder Proposals for the 2007 Annual Meeting”. All proposals for nomination received by the Secretary of the Company will be presented to the Board of Directors for consideration.
     The Board of Directors reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria:
•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.
     Application of these factors requires the exercise of judgment by members of the Board of Directors and cannot be measured in a quantitative way.
Communications with the Board of Directors
     The stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of Marshall Edwards, Inc., 140 Wicks Road, North Ryde NSW 2113, Australia. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

Proposal 2
RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee and the Board of Directors have selected BDO as independent auditors to audit the financial statements of the Company for the fiscal year ending June 30, 2007. The Board of Directors is submitting the appointment of BDO to the stockholders for ratification as a matter of good corporate practice.
     The ratification of the appointment of BDO as the Company’s independent auditors for the fiscal year ended June 30, 2007 will require approval by the majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO as the Company’s independent auditors. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the ratification of BDO as the Company’s independent auditors for the fiscal year ended June 30, 2007.
     In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint different independent auditors at any time if it determines that such a change would be in the Company’s stockholders’ best interest.
     Representatives of BDO are not expected to be present at the Annual Meeting.
     The Audit Committee and the Board of Directors unanimously recommend the stockholders vote “FOR” the ratification of BDO to act as independent auditors for the fiscal year ending June 30, 2007.
     BDO served as the Company’s independent accountants to audit the Company’s fiscal years ended June 30, 2006 and June 30, 2005.
     Ernst & Young served as the Company’s independent accountants to audit the Company’s fiscal year ended June 30, 2004. Ernst & Young LLP served as the Company’s independent accountants to audit the Company’s fiscal year ended June 30, 2003. Ernst & Young were dismissed as the Company’s independent auditors effective September 12, 2004 and were replaced by BDO. The Audit Committee approved the dismissal of Ernst & Young and the Board of Directors ratified the Audit Committee’s dismissal of Ernst & Young. The Audit Committee approved the appointment of BDO effective from September 12, 2004. The appointment of BDO occurred following a bid process which the Company regularly undertakes to ensure it receives cost effective audit services.
     Ernst &Young’s and Ernst & Young LLP’s respective reports on the Company’s financial statements for the fiscal years ended June 30, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
     During the Company’s two most recent fiscal years prior to the dismissal of Ernst & Young, there were no disagreements, as that term is described in Item 304(a)(1)(iv) of Regulation S-K of the SEC between the Company and Ernst &Young or Ernst &Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young or Ernst &Young LLP, would have caused Ernst &Young or Ernst &Young LLP to make reference to the subject matter of the disagreement in connection with its report.

     During the Company’s two most recent fiscal years prior to the dismissal of Ernst & Young, there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in the Company’s internal control for the year ended June 30, 2004 which was identified and disclosed in Item 9A in the Registrant’s Annual Report on Form 10-K for the years ended June 30, 2004, June 30, 2005 and June 30, 2006. Specifically, the Company noted that the personnel and management of Novogen who performed the Company’s accounting and financial reporting functions pursuant to a services agreement were not sufficiently expert in U.S. GAAP and the requirements of the SEC and the Public Company Accounting Oversight Board and that this lack of expertise represented a material weakness in the operation of the Company’s internal control over financial reporting. It was further noted that the Company’s system of financial reporting was not designed to prepare financial statements in accordance with U.S. GAAP and that the Company’s system of internal control, in particular its processes to review and analyze elements of the financial statement close process and prepare consolidated financial statements in accordance with U.S. GAAP, had not reduced to a relatively low level the risk that errors in amounts that would be material in relation to those financial statements might occur and might not be detected within a timely period by management in the normal course of business.
     The Company now believes that Novogen has adopted processes that are designed to ensure that the preparation of the Company’s consolidated financial statements, including the process to review and analyze elements of the Company’s financial statement close process, is in accordance with U.S. GAAP and that relevant information about U.S. GAAP, SEC financial reporting requirements and the requirements of the Public Company Accounting Oversight Board is available to those persons involved in the process by which the financial statements are prepared. As a result, the Company has re-assessed the effectiveness of Novogen’s disclosure controls and procedures as they relate to the Company and having allowed a period of time to determine the effectiveness of additional controls and procedures, it now believes that the weakness in internal accounting control as described above has been eliminated.
     During the Company’s two most recent fiscal years prior to the dismissal of Ernst & Young, the Company did not consult BDO on (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) the subject of any disagreement or reportable event.

Proposal 3
APPROVAL OF ISSUANCE OF COMMON STOCK PURSUANT TO
STANDBY EQUITY DISTRIBUTION AGREEMENT
     The Board of Directors is submitting for the stockholders’ approval a proposal to approve the issuance of the Company’s Common Stock in an amount equal to 20% or more of the shares of Common Stock outstanding pursuant to the Standby Equity Distribution Agreement (the “SEDA”), the Company entered into with Cornell Capital effective July 11, 2006.
     Under the terms of the SEDA, Cornell Capital has committed to purchase up to $15,000,000 of the Company’s Common Stock, subject to certain restrictions. The Company entered into the SEDA with Cornell Capital to provide a source of future capital for ongoing research and development of the Company’s products in addition to general working capital.
     The Company’s Common Stock currently trades on the Nasdaq Global Market. Nasdaq Market Place Rule 4350(i)(1)(D)(ii) requires the Company to obtain stockholder approval for the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for a purchase price that is less than the greater of the book or market value of the Common Stock (the “Nasdaq Share Limit”). As described in detail below, because the number of shares of Common Stock which may be sold to Cornell Capital under the SEDA may equal or exceed 20% of the Company’s Common Stock outstanding before such sale, the Board of Directors is requesting the stockholders’ approval of such potential issuances of Common Stock under the SEDA in accordance with Nasdaq Market Place Rule 4350 (i)(1)(D)(ii).
     The issuance of the Company’s Common Stock to Cornell Capital under the SEDA in excess of the Nasdaq Share Limit will require approval by the majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to approve the issuance of the Company’s Common Stock to Cornell Capital under the SEDA in excess of the Nasdaq Share Limit. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the approval of the issuance of the Company’s Common Stock to Cornell Capital under the SEDA in excess of the Nasdaq Share Limit.
     The Board of Directors unanimously recommends the stockholders vote “FOR” the approval of the issuance of Common Stock to Cornell Capital under the SEDA in excess of the Nasdaq Share Limit.
Standby Equity Distribution Agreement
     This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the SEDA and the related Registration Rights Agreement between the Company and Cornell Capital dated July 11, 2006. Copies of such documents have been filed with the SEC as exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K dated July 12, 2006.
     On July 11, 2006, the Company entered into the SEDA with Cornell Capital pursuant to which the Company may issue and sell, from time to time, up to $15,000,000 of the Company’s Common Stock to Cornell Capital. The SEDA requires that the Company have an effective registration statement filed with the SEC registering the Common Stock issuable to Cornell Capital under the SEDA for resale before the Company makes its first sale of Common Stock to Cornell Capital under the SEDA. Commencing as of the effective date of the registration statement and continuing for up to 24 months thereafter, the Company may, from time to time, at the Company’s sole and exclusive option, and subject to certain restrictions set forth in the SEDA, sell shares of the Company’s Common Stock to Cornell Capital at a purchase price equal to 97% of the lowest volume weighted average price of the Company’s Common Stock as quoted by Bloomberg, LP (subject to a “minimum acceptable price” as described below) during the five consecutive trading days after the Company sends advance notice to Cornell Capital of the Company’s intention to sell it shares of the Company’s Common Stock, or the pricing period. Such sales may be made every five days up to a maximum of $1,500,000 per sale.
     The minimum acceptable price at which the Company may sell shares of the Company’s Common Stock, unless the Company waives (in its sole discretion) the minimum acceptable price, is no less than 97% of the lowest volume weighted average price for the Company’s shares of Common Stock on the trading day immediately preceding the date the Company gives advance notice to Cornell Capital of the Company’s intention to sell. For any day in the pricing period when the lowest volume weighted average price is less than the minimum acceptable price, (i) that day’s lowest volume weighted average price will be excluded from the pricing mechanism during the pricing period; (ii) the Company will automatically reduce the amount of the purchase price to be paid by Cornell Capital by 20%; and (iii) the number shares of the Company’s Common Stock to be sold to Cornell Capital will be reduced proportionately.
     The Company’s ability to sell shares of Common Stock to Cornell Capital and Cornell Capital’s obligation to purchase the shares, is conditioned upon the satisfaction of certain conditions. These conditions include, among others: (i) the initial and continued effectiveness of the registration statement covering the resale of the shares of Common Stock issued to Cornell Capital under the SEDA; (ii) that no fundamental changes to the information set forth in the registration statement exist that require the Company to file a post-effective amendment to the registration statement; (iii) that the Company has performed and complied with its obligations under the SEDA and Registration Rights Agreement as of the date of each sale; (iv) that the Company’s Common Stock has not been suspended from trading by the SEC or the Nasdaq Global Market nor delisted from the Nasdaq Global Market; and (v) that the number of shares of Common Stock issuable to Cornell Capital, together with any shares then beneficially owned by Cornell Capital and its affiliates, does not exceed 9.9% of the Company’s outstanding Common Stock as of the date each sale.
     In connection with the SEDA, on July 11, 2006, the Company issued to Cornell Capital as a commitment fee 123,626 shares of Common Stock and warrants to purchase 600,000 shares of Common Stock of the Company in a private placement. The warrants have an exercise price of $4.35 per share, subject to certain adjustments, and expire on July 11, 2010.
Use of Proceeds
     The Company may sell up to $15,000,000 of Common Stock to Cornell under the SEDA, minus certain deductions and commissions associated with such sales. The Company intends to use the net proceeds from sales under the SEDA to provide a source of future capital for ongoing research and development of the Company’s products and general working capital.
Effect on Outstanding Common Stock
     The issuance of Common Stock under SEDA will have no effect on the rights or privileges of existing holders of Common Stock with the exception that the economic and voting interests of each stockholder will be diluted as a result of such issuance. The issuance of Common Stock to Cornell Capital under the SEDA may result in a decrease in the market price of the Common Stock. Because

Cornell Capital will purchase shares of Common Stock through the SEDA at a discount to market price, Cornell Capital will have an incentive to immediately sell the shares of Common Stock that it purchases in order to realize a gain on the difference between the purchase price and the then-prevailing market price of the Common Stock. These sales may result in a decrease in the market price of the Common Stock.
     Cornell is deemed to beneficially own the shares corresponding to a particular notice on the date that the Company delivers such notice to Cornell Capital of its intention to sell shares of Common Stock to Cornell under the SEDA. The delivery of such notice to Cornell Capital is prior to the date the shares of Common Stock are delivered to Cornell Capital. Cornell Capital may sell such shares any time after the Company delivers notice, and its sales during the pricing period could cause the market price of the Common Stock to decline. Even with the SEDA’s price floor (the minimum acceptable price of 97% of the lowest volume weighted average price of the Common Stock as quoted by Bloomberg LP during the pricing period), Cornell Capital’s sales could adversely impact share price by as much as three percent or more if the Company waives the minimum acceptable price. In addition, stockholders may experience dilution if the Company sells shares of Common Stock to Cornell Capital under the SEDA at a price which is less than the Company’s net tangible book value per share of Common Stock.
Consequences if Stockholder Approval is not Obtained
     If the stockholder approval sought hereby is not obtained, the Company will not issue any shares of Common Stock to Cornell Capital under the SEDA. In the event that the Company needs additional capital, it will have to seek alternative forms of financing which may be less favorable or unavailable.

COMPENSATION AND OTHER INFORMATION
CONCERNING OFFICERS, DIRECTORS
AND CERTAIN STOCKHOLDERS
Executive Officers
     The Company’s executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding the Company’s executive officers as of October 23, 2006.

Name	Position Held	Age
Professor Graham E. Kelly	Chairman	61

Christopher Naughton	President and Chief Executive Officer	53

David R. Seaton	Chief Financial Officer and Secretary	52
     See “Proposal No. 1 — Election of Directors” for biographical information regarding Professor Kelly and Mr. Naughton.
David Ross Seaton
B Bus KCAE, M Com UNSW, CPA
     Mr. Seaton has been the Company’s Chief Financial Officer and Secretary since December 2000 and has been Chief Financial Officer of Novogen since September 1999. Mr. Seaton has been a director of Glycotex since September 2005. He holds a degree in Business Studies as well as a Master of Commerce Degree from the University of New South Wales. He has completed management development programs at Northwestern University in Chicago as well as Duke University and the London Business School. He has 20 years experience in the pharmaceutical industry. Prior to joining Novogen in 1999, he was Finance Director of GlaxoWellcome Australia Limited from 1995 to 1999.
Director and Executive Remuneration
Directors
     Effective October 1, 2006, directors, who are not officers of the Company, will receive directors’ fees of A$45,000 per annum (approximately $33,404 based upon an exchange rate of US$0.7423//A$1.00 at June 30, 2006). In addition, effective October 1, 2006, the chairman of the Audit Committee will receive an additional A$10,000 per annum (approximately $7,423 based upon an exchange rate of US$ 0.7423//A$1.00 at June 30, 2006) for his additional responsibilities.
     Prior to October 1, 2006, directors, who were not officers of the Company received directors’ fees of $A30,000 per annum (approximately US$22,269 based upon an exchange rate of US$0.7423/A$1.00 at June 30, 2006).
     Professor Kelly and Mr. Naughton do not receive any remuneration for performing their duties as directors.

Executive Officers
     The executive officers, Professor Kelly, Mr. Naughton and Mr. Seaton, are also executive officers of Novogen and do not receive any remuneration directly from the Company in performing their duties as executive officers of the Company. At the present time, their services are provided pursuant to the Company’s services agreement with Novogen which is described in this Proxy Statement under the section heading “Certain Transactions” of this Proxy Statement.

Equity Compensation Plan Information
     The following table sets forth, as of June 30, 2006 outstanding awards and shares remaining available for future issuance under the Company’s compensation plans under which equity securities are authorized for issuance.

(c)
	(a)		Number of
	Number of	(b)	Securities
	Securities to be	Weighted-Average	Remaining
	Issued Upon	Exercise Price of	Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options	Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by security holders	Not Applicable	Not Applicable	Not Applicable

Equity compensation plans not approved by security holders (1)	None	Not Applicable	Indeterminable

Total	None	Not Applicable	Indeterminable

(1)	The Company’s employee share option plan provides its directors, employees, employees of the Company’s affiliates and certain of its contractors and consultants with the opportunity to participate in the Company’s ownership. To date, no options have been issued under the plan. The Company’s remuneration committee addresses participation, the number of options offered and any conditions of exercise. In making these determinations the committee will generally consider the participant’s position and record of service to the Company and the Company’s affiliates and potential contribution to the growth of the Company and the Company’s affiliates. Any other matters tending to indicate the participant’s merit may also be considered. Options will be exercisable between two years and five years after grant, unless otherwise determined by the committee appointed by the board. Options granted will be exercisable at a price determined by the committee at the time of issue (and will be subject to adjustment in accordance with the terms of the plan). Other key terms of the plan include:
•	Options will lapse if the participants cease to be engaged by the Company or its affiliates. The committee will have the discretion to waive this provision.

•	The terms of the plan also provide for adjustments to the rights of an option holder as a result of a reorganization of the Company’s capital or other corporate event. The holder of an option is not permitted to participate in any distribution by the Company or in any rights or other entitlements issued by the Company to stockholders in respect of the Company’s shares unless the options are exercised prior to the relevant record; and

•	All options vest on the occurrence of certain events such as a change of control, as defined in the share option plan
     The plan also contains standard provisions dealing with matters such as administration of the plan, amendment of the plan and termination or suspension of the plan.

STOCK PERFORMANCE GRAPH
     The graph set forth below compares the change in the Company’s cumulative total stockholder return on its Common Stock between December 18, 2003 (the date the Common Stock commenced public trading) and June 30, 2006 with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Biotechnology Index during the same period. This graph assumes the investment of $100 on December 18, 2003 in the Company’s Common Stock and each of the comparison groups and assumes reinvestment of dividends, if any. The Company has not paid any dividends on the Common Stock, and no dividends are included in the report of the Company’s performance. This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Stock Performance Comparison

	12/18/03	6/30/04	6/30/05	6/30/06
Marshall Edwards, Inc. Common Stock	$100.00	$99.07	$95.07	$45.20
NASDAQ Composite Index	$100.00	$104.68	$105.15	$111.04
NASDAQ Biotechnology Index	$100.00	$107.78	$98.00	$105.44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     None of the Company’s directors or executive officers owns any shares of the Company’s Common Stock. The following table sets forth information with respect to the beneficial ownership, as of October 4, 2006 of shares of Common Stock of the Company by each person known to beneficially own more than 5% of the Company’s Common Stock as of the record date.

Name & Address of	Amount & Nature of Beneficial	Percentage of Shares
Beneficial Owners	Ownership	Beneficially Owned (3)
Novogen Limited 140 Wicks Road North Ryde New South Wales 2113 Australia	49,500,000 (1)	78.1%

OppenheimerFunds, Inc.	5,226,128 (2)	8.2%
6803 S Tucson Way Centennial, CO 80112

(1)	Novogen Limited is the beneficial owner of, and has sole voting and investment power with respect to, the shares of Common Stock.

(2)	OppenheimerFunds, Inc is the beneficial holder of, and has sole voting and investment power with respect to, the shares of Common Stock. The shares of Common Stock are held by six separate funds (the “Funds”) as follows: Oppenheimer International Growth Fund/VA holds 465,600 shares of Common Stock in the street name of its custodian, Kane & Co; Oppenheimer International Growth Fund holds 2,732,701 shares of Common Stock in the street name of its custodian, Kane & Co; Mass Mutual International Equity Fund holds 1,711,880 shares of Common Stock in the street name of its custodian, Hare & Co; AZL Oppenheimer International Growth Fund holds 231,700 shares of Common Stock in the street name of its custodian, Ell & Co; OTC International Growth Fund holds 51,257 shares of Common Stock in the street name of its custodian Gerlach & Co; and OFI International Equity Fund holds 32,990 shares of Common Stock in the street name of its custodian Gerlach & Co. OppenheimerFunds, Inc. is the investment advisor for each of the Funds.

(3)	Based upon 63,390,937 shares of the Company’s Common Stock outstanding as of October 4, 2006.

CERTAIN TRANSACTIONS
     The Company’s agreements with Novogen are each summarized below. Each of these agreements was approved by a majority of the Company’s independent directors who did not have an interest in the transaction. The Company believes that each of the Company’s agreements with Novogen is on terms as favorable to the Company as the Company could have obtained from unaffiliated third parties. The following description is only a summary of what the Company believes are the material provisions of the agreements.
The License Agreement for Phenoxodiol
     Novogen’s subsidiary, Novogen Research Pty Limited, has granted the Company’s subsidiary, Marshall Edwards Pty Limited, a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute phenoxodiol products. The Company and Novogen have each guaranteed the obligations of the Company’s respective subsidiaries under this license agreement. See “Guarantee and Indemnity Agreement.” The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which the Company expects will be no earlier than August 29, 2017, and thereafter is non-exclusive for the remainder of the term of the agreement. The license grants the Company the right to make, have made, market, distribute, sell, hire or otherwise dispose of phenoxodiol products in the field (the “Field”) of prevention treatment or cure of cancer in humans by pharmaceuticals delivered in all forms except topical applications. The Company is obliged to continue current and undertake further clinical trials of phenoxodiol, and is responsible for paying for all materials necessary to conduct clinical trials. The Company must conduct all such trials diligently and professionally, must use reasonable endeavors to design and conduct clinical trials to generate outcomes which are calculated to result in regulatory approval of phenoxodiol products. The Company must also keep proper records of all clinical trials and allow Novogen to inspect those records.
     All intellectual property rights in the compound, trial protocols, results of the clinical trials, case report forms and any other materials used in the conduct of the clinical trials are assigned by the Company to Novogen and the Company may not publish the results of clinical trials without the prior written consent of Novogen. Each party must disclose to the other party developments, improvements, enhancements or new know-how in relation to the phenoxodiol product which are made or acquired by either party.
     The Company may not sub-license, sub-contract, or engage agents without the prior written consent of Novogen. Any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to Novogen all intellectual property rights in the Field created or acquired by them in the course of their engagement.
Marketing and Commercialization
     The Company may market and commercialize phenoxodiol products under the license in any manner the Company thinks fit, so long as the Company conducts any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations, comply with reasonable directions given by Novogen, act in a manner which the Company considers to be most beneficial to the interests of the Company and Novogen, and otherwise act in good faith to Novogen. All advertising and promotional material must be submitted to Novogen for prior approval.

Fees, Charges and Costs
     Marshall Edwards Pty Limited paid $5,000,000 to Novogen in February 2004 which was the first lump sum license fee payment due under the terms of the license agreement. Also, Marshall Edwards Pty Limited paid $2,000,000 to Novogen in January 2005 and $4,000,000 in January 2006 which were the annual milestone license fee payments due under terms of the license agreement. The Company paid a second lump sum licence fee of $5,000,000 to Novogen in July 2006 following the raising of funds in a private placement closed on July 11, 2006. This licence fee was due on the later of November 1, 2003 or such later date when the cumulative total of all funds received from debt or equity issuances and revenue received from commercialization (income other than sales) and sales of phenoxodiol products exceeds $50,000,000. Following the private placement, the funds received by the Company from equity issuances exceeded $50,000,000 which triggered this licence fee payment. Future amounts payable to Novogen under terms of the licence agreement are as follows:
1.	Until the expiration of the exclusivity period of the license, Marshall Edwards Pty Limited must pay Novogen 2.5% of all net sales and 25% of commercialization income. After the exclusivity period of the license, 1.5% of net sales must be paid to Novogen.

2.	In addition to the amounts listed above, upon the receipt by Marshall Edwards Pty Limited of the first of:
(a)	approval by the U.S. Food and Drug Administration (“FDA”) of a New Drug Application (“NDA”) for phenoxodiol;

(b)	approval or authorization of any kind to market phenoxodiol in the United States; or

(c)	approval or authorization of any kind by a government agency in any other country to market phenoxodiol.
Marshall Edwards Pty Limited must pay Novogen $8,000,000, together with interest on that amount from (and including) December 31, 2006, calculated at the bank bill rate. This milestone license fee replaces the $8,000,000 December 31, 2006 milestone license fee which was deferred as per the amendment deed to the license agreement agreed between the Company and Novogen in June 2006.
In addition to the amounts above, beginning in 2007, an $8,000,000 annual milestone license fee is payable under the amended terms of the license agreement for each calendar year ending December 31 during the exclusivity period of the license agreement.
The exclusivity period of the license ends on the later of:
(a)	the date of expiration or lapsing of the last patent right in the patents and patent applications set out in the license agreement with Novogen; or

(b)	the date of expiration or lapsing of the last licensed patent right in which Marshall Edwards Pty Limited would, but for the license granted in the license agreement, infringe in any country in the territory covered by the license agreement by doing in that country any of the things set out in the license agreement.

For the fiscal year ended June 30, 2006, the Company has included $2,000,000 as a license fee expense under this license agreement in the Company’s consolidated statements of operations. This expense related to the December 31, 2005 milestone license fee.
Termination
     The Company may terminate the license agreement at any time, by giving three months’ notice to Novogen. The Company may also terminate the agreement if Novogen commits a breach of any of its material obligations under the agreement, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may terminate the agreement if the Company commits a breach of any of the Company’s material obligations under the agreement, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may also terminate the agreement immediately if a change of control, as defined in the license agreement, occurs without the consent of Novogen.
The License Agreement for NV-196 and NV-143
     In May 2006, the Company entered into a second license agreement with Novogen for two oncology compounds, NV-196 and NV-143. Novogen’s subsidiary, Novogen Research Pty Limited, has granted Marshall Edwards Pty Limited a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute NV-196 and NV-143 products. The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which the Company expects will be no earlier than August 29, 2017, and thereafter is non-exclusive for the remainder of the term of the license agreement. The license grants the Company the right to make, have made, market, distribute, sell, hire or otherwise dispose of NV-196 and NV-143 products in the Field of prevention treatment or cure of cancer in humans by pharmaceuticals delivered in all forms except topical applications.
     The Company is obligated to continue current and undertake further clinical trials of NV-196 and NV-143, and is responsible for paying for all materials necessary to conduct clinical trials. The Company must conduct all such trials diligently and professionally. The Company must use reasonable endeavors to design and conduct clinical trials to generate outcomes which are calculated to result in regulatory approval of NV-196 and NV-143 products. The Company must also keep proper records of all clinical trials and allow Novogen to inspect those records.
     All intellectual property rights in the compounds, trial protocols, results of clinical trials, case report forms and any other materials used in the conduct of the clinical trials are assigned by the Company to Novogen and the Company may not publish the results of clinical trials without the prior written consent of Novogen. Each party must disclose to the other party developments, improvements, enhancements or new know-how in relation to the NV-196 and NV-143 products which are made or acquired by either party.
     The Company may not sub-license, sub-contract or engage agents without the prior written consent of Novogen. Any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to Novogen all intellectual property rights in the Field created or acquired by them in the course of their engagement.
Marketing and Commercialization
     The Company may market and commercialize NV-196 and NV-143 products under the license agreement in any manner that the Company thinks fit so long as the Company conducts any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations. The Company must also comply with reasonable direction given to the Company by Novogen, act in a manner which the Company considers to be most beneficial to the interests of the Company and Novogen and otherwise act in good faith to Novogen. All advertising and promotional material must be submitted to Novogen for prior approval.
Fees, Charges and Costs
     Marshall Edwards Pty Limited paid $1,000,000 to Novogen in May 2006 which was the first lump sum license fee payment due under the terms of the license agreement. Future amounts payable to Novogen under the terms of the license agreement are as follows:
1.	Marshall Edwards Pty Limited must pay to Novogen the following milestone license fees upon the occurrence of the corresponding milestone as detailed below:
(a)	the first licensed product containing NV-196 to reach a milestone as described below; and

(b)	the first licensed product containing NV-143 to reach a milestone as described below.

The milestone license fees are:

(i)	$1,000,000 on the date an investigational new drug application for the licensed product goes into effect or the equivalent approval of a government agency is obtained in another country. If this event does not occur before March 31, 2008, then this amount will be due on this date.

(ii)	$2,000,000 on the date of enrollment of the first clinical trial subject in a Phase II clinical trial of the licensed product. If this event does not occur before June 30, 2009, then this amount will be due on this date.

(iii)	$3,000,000 on the date of enrollment of the first clinical trial in a Phase III clinical trial of the licensed product. If this event does not occur before June 30, 2011, then this amount will be due on this date.

(iv)	$8,000,000 on the date of the receipt of the first NDA for the licensed product from the FDA or the equivalent approval from a government agency in another country. If this event does not occur before December 31, 2013, then this amount will be due on this date.
2.	Marshall Edwards Pty Limited must pay Novogen 5% of all net sales and 25% of commercialization income for the term of the license. The royalty rate is reduced by 50% if the licensed patent right in any country or territory expires, lapses, is revoked, does not exist or is assigned to Marshall Edwards Pty Limited and the product is entirely manufactured and supplied in such country.

3.	Minimum royalties of $3,000,000 per year are payable following the date of the first receipt of a new drug application for a licensed product from the FDA (or equivalent approval from a government agency in any other country) until the expiration of the term.

For the fiscal year ended June 30, 2006, the Company has included $1,000,000 as a license fee expense under this license agreement in the Company’s consolidated statement of operations. This expense related to the initial milestone license fee due upon execution of the agreement.
Termination
     The Company may terminate the license agreement at any time by giving three months’ notice to Novogen. The Company may also terminate the agreement if Novogen commits a breach of any of its material obligations under the agreement, becomes the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may terminate the agreement if the Company commits a breach of any of the Company’s material obligations under the agreement, become the subject of certain bankruptcy proceedings or is unable to lawfully perform its obligations. Novogen may also terminate the agreement immediately if a change of control, as defined in the license agreement, occurs without the consent of Novogen.
The Manufacturing License and Supply Agreement
     The Company’s subsidiary, Marshall Edwards Pty Limited has granted to Novogen’s subsidiary, Novogen Laboratories Pty Limited, an exclusive, non-transferable sub-license to manufacture and supply phenoxodiol to the Company in its primary manufactured form. The Company and Novogen have each guaranteed the obligations of the Company’s respective subsidiaries under this manufacturing license and supply agreement. See “Guarantee and Indemnity Agreement.” Novogen must not sublicense its rights or engage agents or subcontractors to exercise its rights or perform its obligations under the agreement without the Company’s prior written consent.
Supply of Phenoxodiol
     The Company provides to Novogen rolling forecasts quarterly of the Company’s estimated supply requirements for phenoxodiol, and issues purchase orders for phenoxodiol to Novogen specifying the volume of phenoxodiol required. Novogen must confirm the quantity that it is able to supply to fulfill the purchase order within five business days of receiving the purchase order. Novogen must then supply the volume of phenoxodiol it agreed to supply, and must otherwise use all reasonable endeavors to fulfill the purchase order. Novogen must manufacture and deliver phenoxodiol to the Company at a port nominated by the Company. Title to the phenoxodiol does not pass to the Company until the Company has paid the purchase price (as described below) and retention of title arrangements apply. The Company is not obligated to purchase any minimum amount of phenoxodiol from Novogen.
     The Company must also provide to Novogen at least one year’s advance written notice of the date on which the phenoxodiol product will be first offered for sale commercially.
     If Novogen materially and persistently fails to supply the amount of phenoxodiol ordered by the Company by the required date, the Company may manufacture (or engage a third party, without Novogen’s consent, to manufacture) the amount of the shortfall of phenoxodiol until Novogen demonstrates that it is able to consistently supply phenoxodiol in accordance with the Company’s requirements. In this case, Novogen must take all reasonable steps to make available to the Company or the third party, on commercial terms, the know-how necessary to enable that manufacture to occur.

Fees and Charges
     The purchase price for phenoxodiol supplied is the total costs to Novogen plus a mark-up of 50%. The purchase price may be adjusted quarterly by Novogen by reference to the actual costs referred to above for the preceding quarter. If at any time the Company does not pay any amount due to Novogen, Novogen may suspend the supply of phenoxodiol to the Company until payment is received. Interest accrues daily on the outstanding balance of all overdue amounts payable to Novogen under the manufacturing license and supply agreement.
     For the fiscal year ended June 30, 2006, the Company expensed $527,000 in fees under the manufacturing license and supply agreement.
Manufacturing Developments and Improvements
     Each party must disclose to the other any new developments, improvements and new know-how relating to the manufacture of phenoxodiol which are made or acquired by it during the term of the agreement. All intellectual property rights in developments, improvements and new know-how made or acquired by Novogen are to be assigned to the Company. The Company must provide to Novogen such technical information and assistance as Novogen reasonably requests in order to exercise its rights and perform its obligations.
     Each party acknowledges that nothing in the agreement shall have the effect of transferring or assigning to Novogen any right, title or interest in any intellectual property rights in the phenoxodiol products licensed under the agreement.
     Novogen agrees to notify the Company immediately on becoming aware of any infringement of the intellectual property rights in the licensed products or any claim by a third party that the activities of the parties under the agreement infringe such third party’s intellectual property rights. If required, Novogen agrees to be a party to any proceedings brought by the Company in relation to any infringement of intellectual property rights in the licensed products and also agrees, at the Company’s cost, to provide all reasonable assistance in relation to such proceedings and to execute such documents as the Company reasonably requires.
     Novogen has taken the strategic decision not to manufacture commercial scale Active Pharmaceutical Ingredients (API) for cancer drugs, including phenoxodiol, as these can be more economically supplied by third parties with particular expertise in this area. The contract facilities that have been identified are FDA licensed, have a track record of large scale API manufacture and have already invested in capital and equipment. The Company has completed the novation to Marshall Edwards Pty Limited of contracts that Novogen had entered into with third parties to develop a scalable manufacturing method to ensure that sufficient quantities of phenoxodiol can be manufactured in compliance with cGMP (Current Good Manufacturing Practices) and to complete the analytical and stability work necessary for an NDA submission.
Termination
     Either party may terminate the agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement or breaches its obligations and does not cure such breach within twenty-one days notice. The Company may also terminate the agreement immediately if the license agreement expires or is terminated. Novogen may also terminate the agreement immediately if a change of control, as defined in the manufacturing license and supply agreement, occurs without the consent of Novogen.

Limitation of Liability
     The liability of Novogen for breach of conditions or warranties imposed by statute is limited to the replacement of goods, supply of equivalent goods, repair or replacement value of goods or the re-supply or payment for re-supply of services.
The License Option Deed
     Novogen’s subsidiary, Novogen Research Pty Limited, has granted the Company’s subsidiary, Marshall Edwards Pty Limited, an exclusive first right to accept and an exclusive last right to match any proposed dealing by Novogen with its intellectual property rights with a third party relating to certain synthetic pharmaceutical compounds (other than phenoxodiol) developed by Novogen or its affiliates.
Option Compounds
     The rights relate to all synthetic pharmaceutical compounds, known as option compounds, delivered or taken in all forms except topical applications (other than phenoxodiol, which is the subject of the license agreement), developed before or during the term of the deed, by or on behalf of Novogen or its affiliates, which have known applications in the Field of prevention, treatment or cure of cancer in humans.
Dealings in Option Compounds and Exercise of Rights
     Novogen must not, and must ensure that its affiliates other than the Company do not, deal, solicit entertain or discuss dealings with any intellectual property rights in the Field or in relation to any option compounds without giving the Company an exclusive first right to accept and an exclusive last right to match any such dealing. If the Company exercises its first right to accept or last right to match, Novogen must deal with the intellectual property rights in favor of the Company on the terms and conditions proposed. The Company has fifteen business days to exercise those rights and, if the Company fails to do so, Novogen may deal with those intellectual property rights in favor of a third party provided that the terms are no more favorable to that third party than those first offered to the Company or which the Company declined to match.
Protection of Intellectual Property
     Novogen must act in good faith toward the Company in relation to its obligations under the deed and must ensure that all persons involved in any research or development work in the Field in relation to option compounds assign all intellectual property rights relating to the option compounds to Novogen. Novogen must also ensure that its affiliates, other than the Company, do the same. Novogen continues to be solely responsible for the maintenance of any patent rights in the option compounds, which it may maintain and enforce at its sole discretion and expense.
Development Reports
     Novogen must provide to the Company from time to time, and in no event less frequently than every six months, development reports relating to the clinical trials and development of option compounds, and must notify the Company immediately of any regulatory approvals granted and assessments made by any government agency.

Term and Termination
     The term of the deed is sixteen years from the commencement date of the agreement, unless terminated earlier. The Company may terminate the deed at any time on three months’ notice to Novogen. Either party may terminate the deed immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement or breaches its obligations and does not cure such breach within twenty-one days notice.
     Novogen may also terminate the deed immediately if a change of control, as defined in the license option deed, occurs without the consent of Novogen.
The Services Agreement
     Novogen has agreed to provide a range of services to the Company, or ensure that its subsidiaries provide those services.
     These services include providing general assistance and advice on research and development and commercializing phenoxodiol products and other compounds in which the Company may acquire intellectual property rights in the future, such as option compounds in relation to which the Company has exercised its rights under the license option deed.
     Novogen’s obligations also include providing, within the agreed budgets described below, the Company’s needs with respect to secretarial, marketing, finance, logistics, administrative and managerial support. Novogen also plans, conducts and supervises pre-clinical and clinical trials with phenoxodiol and with other compounds in which the Company has intellectual property rights. Novogen provides scientific and technical advice on management of pre-clinical and clinical research programs undertaken by the Company and manages such research provisions. The Company has guaranteed the obligations of the Company’s subsidiary under the services agreement. See “Guarantee and Indemnity Agreement.”
     Novogen may not sub-contract the provision of any part of the services without the Company’s prior written consent.
Fees for Services
     The Company pays services fees to Novogen on a monthly basis in accordance with an agreed annual budget. At the beginning of each financial year Novogen prepares a budget estimate for the Company with respect to the percentage of time spent by Novogen’s employees and consultants in the provision of services to the Company in the previous financial year and any relevant considerations which are likely to influence the time spent for the following financial year. Each estimate must include the remuneration paid by Novogen to each person expected to provide the services and the percentage of time Novogen expects those persons will spend on the Company’s business, the allocated on-costs attributable to each person, a premises rental charge and a charge for asset usage and general overheads. The total estimate is to be the sum of these charges plus a mark-up of 10%. The Company also pays Novogen’s reasonable out of pocket expenses incurred in providing the services to the Company. At the end of the fiscal year an adjustment is made to reflect actual costs incurred where they differ from budget.
     For the fiscal year ended June 30, 2006, the Company expensed $1,294,000 in fees under the services agreement.

Intellectual Property and Confidentiality
     All intellectual property rights created by Novogen in the performance of the services for or at the request of the Company are licensed to the Company. Each party also has obligations to the other party to honor the other’s confidential information.
Termination
     The Company may terminate its rights and obligations under the services agreement on three months’ written notice to Novogen. Either the Company or Novogen may terminate the agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement, breaches its obligations and does not cure such breach within twenty-one days notice or if a change of control in the other party occurs. Novogen may also terminate the agreement immediately if a change of control, as defined in the services agreement, occurs without the consent of Novogen.
Guarantee and Indemnity Agreement
     The Company has guaranteed the payment and performance of the obligations of the Company’s subsidiary, Marshall Edwards Pty Limited, to Novogen and its subsidiaries, Novogen Laboratories Pty Limited and Novogen Research Pty Limited, under the license agreement, the manufacturing license and supply agreement and the services agreement. Novogen has guaranteed the performance of the obligations of Novogen Research Pty Limited under the license agreement and the obligations of Novogen Laboratories Pty Limited under the manufacturing license and supply agreement to Marshall Edwards Pty Limited. Each of the Company’s and Novogen’s obligations in the guarantee and indemnity agreement are absolute, unconditional and irrevocable.
Indemnification
     The Company and Novogen have each agreed to indemnity the other if either of the Company’s respective subsidiaries default in the performance of any obligation under the license agreement, the manufacturing license and supply agreement or the services agreement. The defaulting party must indemnify the other against all losses, liabilities and expenses, including legal expenses on a full indemnity basis, incurred, directly or indirectly, as a result of that default. The party in default must pay the amount of those losses, liabilities and expenses on demand to the non-defaulting party. Furthermore, if Marshall Edwards Pty Limited defaults on its payment obligations, the Company must pay that money as directed by Novogen.
Termination
     This agreement is a continuing obligation, and remains in full force until all the guaranteed obligations have been irrevocably paid and performed in full.

AUDIT COMMITTEE REPORT
     The Audit committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended June 30, 2006. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.
     The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements. The audit committee is comprised of Mr. Stephen Breckenridge (chairman), Mr. Philip Johnston, Professor Bryan Williams and Professor Paul Nestel, each of whom is an independent director as defined by the applicable Nasdaq and SEC rules. The audit committee held four meetings during the fiscal year ended June 30, 2006. Professor Williams was appointed as a member of the Audit Committee effective March 31, 2006 to fill the vacancy caused by the resignation of Professor David de Kretser from the Audit Committee.
     In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO for the fiscal year ended June 30, 2006. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their Audit. The Audit Committee also reviewed and discussed with the independent auditors and with management the Company’s audited financial statements and the adequacy of the Company’s internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of the Company’s independent auditor’s audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors.
     The Audit Committee monitored the independence and performance of the independent auditors. The Audit committee discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No 61 as amended by Statements on Auditing Standards No 90 (Communication with Audit Committees). The Company’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent auditor and management the independent auditor’s independence.
     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the SEC.

Mr. Stephen Breckenridge
Mr. Philip Johnston
Professor Bryan Williams
Professor Paul Nestel

INDEPENDENT AUDITORS’ FEES
     The following presents aggregate fees billed to the Company for the fiscal years ended June 30, 2006 and June 30, 2005 by BDO, the Company’s independent auditors and principle outside accountants and Ernst & Young, the Company’s former independent auditors and principle outside accountants.
Audit Fees
     Audit fees were $102,000 and $83,000 for the years ended June 30, 2006 and June 30, 2005, respectively. The fees were for professional services rendered for audits of the Company’s annual consolidated financial statements and for reviews of the Company’s quarterly reports on Form 10-Q.
Audit Related Fees
     There were no audit related fees for the year ended June 30, 2006 and June 30, 2005.
Tax Fees
     Tax fees were $2,550 and $8,850 for the years ended June 30, 2006 and June 30, 2005, respectively. Tax fees were incurred in connection with the preparation of tax returns.
All Other Fees
     There were fees of $5,700 billed by BDO for the year ended June 30, 2006 in connection with the Company’s removal of the previously reported material weakness. There were no other fees billed by BDO for the year ended June 30, 2005.
PRE-APPROVAL POLICIES AND PROCEDURES
     The Audit Committee has adopted a policy and the procedure for pre-approving all audit and non-audit services to be performed by the Company’s independent auditors. The policy requires pre-approval of all services rendered by the Company’s independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.
     The services provided for 2006 were 93% audit services, 0% audit related fees, 2% tax fees and 5% all other fees. The services provided above for 2005 were 90% audit services, 0% audit related fees and 10% tax fees.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Common Stock of the Company to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of the Company are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on the Company’s review of the copies of the forms furnished by such persons, the Company believes that, for the fiscal year ended June 30, 2006, officers, directors and 10% stockholders filed all required 16(a) forms on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     For the fiscal year ended June 30, 2006, the members of the Remuneration Committee were Mr. Philip Johnston, Professor Bryan Williams and Mr. Stephen Breckenridge. Professor Williams was appointed as a member of the Remuneration Committee effective March 31, 2006 to fill the vacancy caused by the resignation of Professor David de Kretser from the Remuneration Committee. All of the Remuneration Committee members during the fiscal year ended June 30, 2006 were non-employee directors and not former officers. No executive officer of the Company served as a director or member of the remuneration committee of another entity, one of whose executive officers served as a director of the Company or member of the Remuneration Committee.
CODE OF ETHICS
     The Company has adopted a Code of Business and Ethics policy that applies to the Company’s directors and employees (including the Company’s principal executive officer and the Company’s principal financial officer), and has posted the text of the Company’s policy on its website at www.marshalledwardsinc.com.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
     To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received in writing, addressed to the Company’s Secretary and be received at the Company’s executive offices at 140 Wicks Road, North Ryde Sydney NSW Australia 2113 no later than the close of business on July 2, 2007.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
     Only one copy of the Company’s most recent Annual Report on Form 10-K and this Proxy Statement is delivered to two or more stockholders who share an address unless the Company or its agent has received contrary instructions from one or more of the stockholders. To request that separate copies of these documents be delivered, stockholders can contact the Company’s registrar or transfer agent by mail at: Computershare Investor Services LLC, P.O. Box A3504, Chicago, Illinois 60690-3504; or by telephone at: (312) 360-5494. You may also contact the Company’s transfer agent if you received multiple copes of the annual meeting materials and would prefer to receive a single copy in the future.
GENERAL
     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.
     A copy of the Company’s most recent Annual Report on Form 10-K is available on the Company’s website at www.marshalledwardsinc.com or can be made available without charge upon written request to: Marshall Edwards, Inc., 140 Wicks Road, North Ryde, New South Wales 2113, Australia, Attention: Secretary.

OTHER INFORMATION
     The Company will pay all costs, estimated at $20,000, in the aggregate, of soliciting proxies for the Annual Meeting. Computershare Investor Services, LLC, the Company’s transfer agent, is assisting the Company in the mailing of the proxies for an approximate fee of $16,000. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Proxy cards and materials will also be distributed to beneficial owners of Common Stock through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses.

BY ORDER OF THE BOARD OF DIRECTORS

David R. Seaton, Chief Financial Officer and Secretary

Marshall Edwards, Inc.

MR. A. SAMPLE
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4	000000000.000 ext
ADD 5	000000000.000 ext
ADD 6	000000000.000 ext
000000000.000 ext

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold
01	Stephen Breckenridge	☐	☐

02	Professor Bryan Williams	☐	☐

B.	Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
Ratification of appointment of BDO as auditors.	☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal.

Approval of issuance of Company’s Common Stock to Cornell Capital Partners, LP pursuant to the Standby Equity Distribution Agreement entered into by the Company and Cornell Capital Partners, LP on July 11, 2006.
For ☐	Against ☐	Abstain ☐
C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature. within the box	Signature 2 — Please keep signature within the box.	Date (mm/dd/yyyy)

/ /

Proxy — Marshall Edwards, Inc.
Proxy Solicited by Board of Directors for Annual Meeting (December 12, 2006)
The undersigned hereby appoints Christopher Naughton and David Seaton and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote your shares of Marshall Edwards, Inc. Common Stock at the Annual Meeting of Stockholders of Marshall Edwards, Inc. to be held on Tuesday, December 12, 2006, at 1:00 pm (local time) at the offices of Morgan Lewis & Bockius LLP, located at 1111 Pennsylvania Avenue, NW, Washington, D.C. 20004, and at any adjournments thereof upon matters set forth in the proxy statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE ON THIS MATTER, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED, FOR PROPOSAL 2 (RATIFICATION OF BDO AS AUDITORS) AND FOR PROPOSAL 3 (APPROVAL OF ISSUANCE OF COMPANY’S COMMON STOCK TO CORNELL CAPITAL PARTNERS, LP PURSUANT TO THE STANDBY EQUITY DISTRIBUTION AGREEMENT ENTERED INTO BY THE COMPANY AND CORNELL CAPITAL PARTNERS, LP ON JULY 11, 2006).